Exhibit (h)(11)

Amendment to

REPORT MODERNIZATION ADDENDUM

to Amended and Restated Administration Agreement

This Amendment (this "Amendment") dated August 27, 2021, is to the Report Modernization Addendum (the "Addendum") dated June 4, 2018, as amended to the Amended and Restated Administration Agreement dated March 6, 2017, as amended (the "Agreement"), by and between ALPS Advisors, Inc. (the "Adviser"), a Colorado corporation, ALPS Fund Services, Inc., a Colorado corporation ("ALPS"), and ALPS ETF Trust, a Delaware statutory trust (the "Trust").

WHEREAS, the Trust, the Adviser and ALPS have previously entered into the Addendum to the Agreement, pursuant to which ALPS provides the Trust with certain administrative services; and

WHEREAS, the Trust, the Adviser and ALPS wish to supplement the Addendum to the Agreement to provide for services to be performed by ALPS in connection with a new series of the Trust and to set forth the fees for those services;

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Effective as of the date hereof, Appendix II (Compensation) to the Addendum is hereby deleted in its entirety and replaced with Appendix II (Compensation), attached hereto.

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Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

ALPS ETF TRUST

By:	/s/ Kathryn Burns
Name:	Kathryn Burns
Title:	Treasurer

ALPS ADVISORS, INC.

By:	/s/ Rahul Kanwar
Name:	Rahul Kanwar
Title:	Authorized Signer

ALPS FUND SERVICES, INC.

By:	/s/ Rahul Kanwar
Name:	Rahul Kanwar
Title:	Authorized Signer